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                                   EXHIBIT 2





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                                                                PRELIMINARY COPY
                                                               JUNE 16, 1997
                                                                 FOR REVIEW ONLY


                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 West Hilton Drive, Suite #4
                            St. George, Utah  84770

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON _______________, 1997


To the Shareholders of Utah Resources International, Inc.


         NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders ("Annual Meeting") of Utah Resources International, Inc., a Utah corporation (the "Company"), will be held at _____________________________ on
_________________________, 1997 at ____________, M.D.S.T., for the following purposes:

         1. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of ____________ p.m., M.D.S.T., on __________________, 1997 on the basis that each
1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split").


         2. To elect five (5) directors to hold office until the next annual meeting of shareholders or until their successors have been elected and qualified.

         3.      To consider and vote upon a proposal to amend Article II,
section 1 of the Company's By-laws to provide for an annual meeting date to be held on the third Monday in July of each year, beginning with the year 1997.

         4. To consider and vote upon three proposals submitted by Mark G. Jones, a director of the Company on behalf of Mark Technologies Corporation, which proposals are: (i) to appoint a special shareholders' Legal Affairs Committee, the sole purpose of which is to select and engage new general counsel, make a binding determination regarding the settlement, continued prosecution or other disposition of pending litigation to which the Company is a party and to make binding determinations regarding counsel selection in the future and future litigation in which the Company may be a party; (ii) to cause the Company to offer to purchase from all of its shareholders, at a purchase price of $4.00 per share, shares of the Company's Common
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Stock, where acceptance of the Company's offer shall be voluntary and the offer shall not be designed to require acceptance by any shareholder; and (iii) to appoint a special shareholders Fiduciary Duty Committee, the sole purpose of which shall be to make a binding determination, upon consultation with the Company's new general counsel, regarding the activities of the Company's Board of Directors, Officers and counsel to consider whether actions, complaints or other redress, if any, should be taken by the Company against such individuals. A majority of the Board of Directors does not recommend approval of these proposals. IMCC, the Company's majority shareholder, has indicated that it will not vote in favor of these proposals.

         5. To transact such other business as may properly come before the meeting and any adjournment thereof.

         Additional information relating to these matters is set forth in the attached proxy statement. The Board of Directors has fixed the close of business on __________________, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for at least 10 days prior to the Annual Meeting.

         Pursuant to a resolution approved by the Board of Directors, the Company has agreed to provide dissenters' rights to those shareholders holding less than 1,000 shares or any increment thereof that do not approve the Reverse Split, and believe that such shares have a value in excess of $3.35 per share, for those fractional shares only, pursuant to the terms of Part 13 of the Utah Business Corporation Act. Any holder of less than 1,000 shares or any increment thereof of the Company's Common Stock who is a shareholder of the Company as of the Record Date and does not assent to the Reverse Split and who believes that such shares have a value in excess of $3.35 per share will have the right, upon compliance with specific procedures, to demand from the Company payment of the fair value of such shareholder's fractional shares only. Such shareholder must, among other things, not vote for the approval of the Reverse Split, and believe that such shares have a value in excess of $3.35 per share (which approval would include submitting a signed proxy form without voting instructions), timely deliver to the Company a written demand for appraisal of their shares prior to the Annual Meeting and strictly comply with certain other requirements. For a more complete description of such rights, reference is made to "Dissenters' Rights" in the Proxy Statement and to Part 13 of the Utah Business Corporation Act, a copy of which is attached to the Proxy Statement as Exhibit B.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY





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WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND
SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGES OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF SOLICITATION.

_____________________, 1997                BY ORDER OF THE BOARD OF DIRECTORS



                                           JOHN FIFE
                                           Director, Chairman of the Board,
                                           CEO and President

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.





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